Exhibit 4.65

Supplemental Agreement No. 10

to Non-Revolving Credit Facility Agreement No. 8507 dated October 9, 2012

Moscow	December 9, 2016

Sberbank of Russia Public Joint Stock Company (Sberbank PJSC), hereinafter referred to as the Lender, represented by Andrey Yurevich Goncharenko, Senior Managing Director, Head of Lending and Project Financing Division of the Lending Department, acting on the basis of the Articles of Association and power of attorney No. 442- dated July 26, 2016, on the one part, and

Southern Kuzbass Coal Company Public Joint Stock Company (Southern Kuzbass PAO), hereinafter referred to as the Borrower, represented by Pavel Viktorovich Shtark, General Director of Mechel Mining Management Company Limited Liability Company (Mechel Mining Management Company OOO, OGRN (Primary State Registration Number) 1085410004811, address: 1 Krasnoarmeyskaya street, Moscow, 125167, Russian Federation), performing functions of the sole executive body of Southern Kuzbass PAO under an agreement on delegation of powers of the executive body of Southern Kuzbass OAO (Southern Kuzbass PAO since March 16, 2016) to a management organization, Mechel Mining Management Company OOO, dated October 21, 2013, acting on the basis of the Articles of Association of Mechel Mining Management Company OOO and Southern Kuzbass PAO, on the other part, hereinafter jointly referred to as the Parties, entered into this Supplemental Agreement No. 10 (hereinafter referred to as the Agreement) to Non-Revolving Credit Facility Agreement No. 8507 dated October 9, 2012 (hereinafter referred to as the Credit Facility Agreement) as follows:

1.    The Parties agreed that starting from December 10, 2016, interest under the Credit Facility Agreement accrued from November 11, 2016 (inclusive) and payable shall be paid monthly from the tenth (10th) to the sixteenth (16th) day of every calendar month (inclusive) (the Interest Payment Period) and on the date of full repayment of the loan determined in accordance with clause 9 of the Settlement Agreement for case No. A40-187451/15-170-1510 approved on April 14, 2016, or on the date of full repayment of the loan made earlier than the date determined in accordance with clause 9 of the Settlement Agreement for case No. A40-187451/15-170-1510 approved on April 14, 2016.

2.    Sub-clause 7.1.7.32 of the Credit Facility Agreement shall be amended to read as follows:

“7.1.7.32. Failure by the Borrower to perform any obligation and provision set forth in clauses and sub-clauses 4.3 and/or 8.2.5, and/or 8.2.6, and/or 8.2.7, and/or 8.2.8, and/or 8.2.9, and/or 8.2.10, and/or 8.2.11, and/or 8.2.12, and/or 8.2.13, and/or 8.2.14, and/or 8.2.15, and/or 8.2.16, and/or 8.2.17, and/or 8.2.18, and/or 8.2.19, and/or 8.2.20, and/or 8.2.21, and/or 8.2.22, and/or 8.2.23, and/or 8.2.24, and/or 8.2.25, and/or 8.2.26, and/or 8.2.27, and/or 8.2.28, and/or 8.2.29, and/or 8.2.30, and/or 8.2.32, and/or 8.2.33, and/or 9.1.1, and/or 9.1.2, and/or 9.1.3, and/or 9.1.4, and/or 9.1.5, and/or 9.1.6, and/or 9.1.7, and/or 9.1.8, and/or 9.1.9, and/or 9.1.10, and/or 9.1.11, and/or 9.1.12, and/or 9.1.13, and/or 9.1.14, and/or 9.1.15, and/or 9.1.16, and/or 9.1.17, and/or 9.1.18, and/or 9.1.19, and/or 9.1.20, and/or 9.1.21, and/or 9.1.22, and/or 9.1.23, and/or 10.1, and/or 10.2 of the Credit Facility Agreement and/or provisions of Appendix 6 to the Credit Facility Agreement.”

3.    Clause 7.1 of the Credit Facility Agreement shall be supplemented with sub-clause 7.1.12 that reads as follows:

“7.1.12. Failure by any Liable Party to perform the obligations (as well as occurrence against them of the circumstances) specified in the Credit Facility Agreement as the grounds for creation of the rights of the Lender stated in the first paragraph of sub-clause 7.1.7 of the Credit Facility Agreement shall entail the creation of those rights for the Lender in accordance with Article 327.1 of the Civil Code of the Russian Federation.

Occurrence of these events is for the Lender, among other things, a significant deterioration of the terms and conditions of the security provision as well as a threat of deterioration of its conditions due to the circumstances for which the Lender is not responsible as stated in sub-clause 7.1.7.8 of the Credit Facility Agreement.”

4.    Article 8 of the Credit Facility Agreement shall be supplemented with sub-clause 8.2.33 that reads as follows:

“8.2.33. Provide to the Lender and representatives of the Central Bank of the Russian Federation on their request or help in obtaining documents (information) by the Lender and representatives of the Central Bank of the Russian Federation from pledgors being third parties as well as perform/help in performing by pledgors being third parties of the actions necessary for inspection of the pledged item at the place of its storage (location) and familiarization with activities of the Borrower and pledgors including at the place of carrying out business operations.”

5.    All other clauses and terms of the Credit Facility Agreement not amended by this Agreement shall remain valid.

6.    The Agreement shall enter into force upon its signing by the Parties and shall constitute an integral part of the Credit Facility Agreement.

7.    The Agreement is made in two (2) copies of equal legal force, one copy for the Lender and one copy for the Borrower.

Addresses and details of Parties

Lender:

Location: Moscow, Russian Federation.

Address and postal address: 19 Vavilova street, Moscow, 117997

E-mail: mechel@sberbank.ru.

INN (Taxpayer Identification Number) 7707083893, OGRN (Primary State Registration Number) 1027700132195, KPP (Reason for Registration Code) 775001001, OKPO (National Classifier of Enterprises and Organizations) 00032537.

RUB Account details: account 30301810000006000014, correspondent account No. 30101810400000000225 with the Main Branch of the Central Bank of the Russian Federation for the Central Federal District, BIC 044525225.

USD Account details: Account No. 30301840300006000014 Sberbank, Moscow, SWIFT SABRRUMM (HEAD OFFICE - ALL OFFICES in RUSSIA) BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

Euro Account details: Account No. 30301978900006000014 Sberbank, Moscow, SWIFT SABRRUMM (HEAD OFFICE - ALL OFFICES in RUSSIA) DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF.

Phone: (495) 957-55-63. Fax: (495) 957-55-68.

Borrower:

Location: Mezhdurechensk, Kemerovo Oblast, Russian Federation.

Address and postal address: Russian Federation, address: 6 Yunosti street, Mezhdurechensk, Kemerovo Oblast, 652877, Russian Federation

E-mail: corpfin@mechel.com.

INN (Taxpayer Identification Number) 4214000608, OGRN (Primary State Registration Number) 1024201388661, KPP (Reason for Registration Code) 421401001, OKPO (National Classifier of Enterprises and Organizations) 26644096.

Current account No. 40702810026070100405 with Kemerovo branch No. 8615 of Sberbank PJSC.

Phone: 8 (38475) 7-22-00 (help desk), 7-22-37. Telefax: 8 (38475) 7-22-41.

Signatures of the Parties

Lender	Borrower
Senior Managing Director, Head of Lending and Project Financing Division of the Lending Department of Sberbank PJSC	General Director of a management company – Mechel Mining Management Company OOO

A. Yu. Goncharenko	P. V. Shtark
L.S.	L.S.

Supplemental Agreement No. 10 dated December 9, 2016

to Non-Revolving Credit Facility Agreement No. 8507 dated October 9, 2012

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